Micromem Technologies Inc. Launches Website

Listing: NASD OTC-Bulletin Board - Symbol: "MMTIF"
Shares issued: 59,291,771 (as of February 15, 2005)
SEC File No: 0-26005

(Toronto, Ontario: February 15, 2005) - Micromem Technologies Inc. (OTCBB: MMTIF) ("Micromem"), a company engaged in the research and development of Magnetic Random Access Memory (MRAM), is pleased to announce that it has launched it's new website at www.micromeminc.com .

About Micromem Technologies Inc.

Over the last five years, Micromem has been devoted to the development of MRAM technology. Once fully developed, this technology should be suitable for various applications including Radio Frequency Identification (RFID) tags, which will be Micromem's first market objective. All MRAM development work is undertaken pursuant to research collaboration agreements among Micromem, the University of Toronto, Dr. Harry Ruda and OCE Inc., a not-for-profit corporation supported through the Ontario Ministry of Economic Development and Trade's (MEDT) Ontario Centres of Excellence program. Micromem holds the first right to an exclusive, worldwide and perpetual sub-license for the use of the technology.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause Micromem's actual results in future periods to differ materially from those expressed or suggested herein. These uncertainties and risks include, without limitation, the inherent uncertainty of research, product development and commercialization, the impact of competitive products and patents, our ability to fund our current and future business strategies and respond to the effect of economic and business conditions generally as well as other risks and uncertainties detailed from time to time in Micromen's filings with the Securities & Exchange Commission. For more information, please refer to Micromem's Annual Report on Form 20-F and its Form 6-Ks as filed with the U.S. Securities and Exchange Commission. Micromem is under no obligation (and expressly disclaims any obligation) to update or revise any forward -looking statements whether as a result of new information, future events or otherwise.

For further information:

Jason Baun, at tel. 1-877-388-8930.
Press Contact:
Steven Wright-Mark
Schwartz Public Relations
212-677-8700 ext. 29
steven@schwartzpr.com